EXHIBIT 10.22

                         ZURN LONG-TERM INCENTIVE PLAN

Section 1. Purpose.

      1. Focus executives on long-term growth and returns on investment, in order to create shareholder value.

      2. Reward executives when superior long-term financial results are achieved.

Section 2. Authority. The Company's 1996 Employee Stock Plan (the "Stock Plan") provides for Awards in the form of, among other things, Performance Units. The Zurn Long-Term Incentive Plan (the "LTIP") has been adopted by the Management Development and Compensation Committee (the "Committee") as a Schedule to the Stock Plan in order to set forth the terms and conditions of Awards of Performance Units. Such Awards and this LTIP are subject to the terms and conditions of the Stock Plan, which is hereby incorporated herein by reference and deemed a part hereof. To the extent of any conflict between any term or condition of this LTIP or any Award granted hereunder and any term or condition of the Stock Plan, the term or condition of the Stock Plan shall control.

Section 3. Definitions. The following terms, as used in this Schedule, shall have the meaning specified. Capitalized terms not defined in this Schedule shall have the same meaning as set forth in the Plan.

      "Average ROE" means the simple average of the Company's ROE for each of the three Fiscal Years in the Performance Cycle.

      "Cumulative EPS" means the sum of the Company's EPS for each of the three Fiscal Years in the Performance Cycle.

      "Earnings" means, for any Fiscal Year, net income determined in accordance with generally accepted accounting principles consistently applied by the Company, but (i) excluding income from operations discontinued prior to the 1998 Fiscal Year, and (ii) including income from operations discontinued in Fiscal Year 1998 and thereafter, until the operations are sold or otherwise disposed.

      "EPS" means, for any Fiscal Year, basic earnings per share determined in accordance with generally accepted accounting principles consistently applied by the Company, but (i) excluding income from operations discontinued prior to the 1998 Fiscal Year (i.e., begin plan with "current, continuing operations"), and (ii) including income from operations discontinued in Fiscal Year 1998 and thereafter, until the operations are sold or otherwise disposed.

      "Fiscal Year" means the Company's fiscal year.

      "Performance Matrix" means the Performance Matrix established pursuant to Section 5(b).
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      "Performance Cycle" means a three Fiscal Year period over which performance is measured. A new Performance Cycle may commence with each Fiscal Year.
      "Performance Threshold" means the level(s) of performance with respect to Cumulative EPS and Average ROE, as set forth in the Performance Matrix, below which no Awards will be payable.

      "ROE" means, for any Fiscal Year, Earnings divided by the simple average of total shareholder's equity, as shown on the Company's balance sheet, as of the end of such Fiscal Year and as of the end of the immediately preceding Fiscal Year.

      "Target Award" means a dollar amount (expressed as a percentage of a Participant's base annual salary in effect at the start of the Performance Cycle) approved by the Committee as a Participant's Target Award for purposes hereof.

Section 4. Participation. Based on recommendations from the Chief Executive Officer, the Committee shall select those Employees who are to receive Awards of Performance Units for each Performance Cycle. If, due to hiring or promotion, the Committee determines that an Employee should become eligible for an Award of Performance Units for the Performance Cycle, then the Committee shall have the discretion to provide that such individual shall be eligible for a prorated Award, as and to the extent it may determine. The selection of an Employee as a Participant for a particular Performance Cycle shall not entitle such individual to be selected as a Participant with respect to any other Performance Cycle. However, under normal circumstances, employee changes will be made at the beginning of the next performance cycle.

Section 5. Awards.

      a. The Committee shall establish a Target Award for each Participant with respect to the Performance Cycle, with the number of Performance Units granted to a Participant being determined by dividing the Participant's Target Award by one Dollar ($1.00). Target Awards (and thereby the number of Performance Units) granted may vary from Participant to Participant and Performance Cycle to Performance Cycle.

      b. The Committee shall establish a Performance Matrix for the Performance Cycle setting forth (i) the percentage of a Participant's Target Award payable at varying levels of Cumulative EPS and Average ROE (ii) and the Performance Threshold. The Performance Matrix may vary from Participant to Participant and Performance Cycle to Performance Cycle.

      c. The actual Award payable to a Participant will be determined by multiplying the Participant's Target Award by the percentage derived from the Performance Matrix based on Cumulative EPS and Average ROE for the Performance Cycle; provided that no Awards will be payable unless the Performance Threshold has been achieved. All determinations regarding the achievement of

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            performance levels and the determination of the amount of any
            Award will be made by the Committee; provided that the Committee may not increase the amount that would otherwise be payable in accordance with the Performance Matrix.

      d. If an Award would exceed $300,000, the amount in excess of $300,000 will be deferred until such time as the payment thereof would not be nondeductible by reason of Section 162(m) of the Code. Amounts to be deferred will be credited with interest at a fluctuating rate at all times equal to the prime rate as reported in the Wall Street Journal.

      e. As soon as practicable after the end of the Performance Cycle, Awards will be paid in cash, Stock or a combination of cash and Stock, as determined by the Committee. Except as provided in Sections 6 and 7, no Award will be payable to a Participant who is not an Employee on the day the Award is paid.

Section 6. Termination of Employment; Change of Status.

      a. If a Participant's employment with the Company terminates due to death or Disability, the Participant or his Beneficiary, as the case may be, will be paid a prorated Award for each Performance Cycle then in progress, provided the Participant worked at least six (6) months during the Performance Cycle. Prorated Awards will be determined and paid at the same time that Awards are determined and paid generally under Section 5. Such prorated Award will be determined by multiplying the amount of the Award that the Participant would have received had his employment not so terminated by a fraction, the numerator of which is the number of full months in the Performance Cycle that the Participant was an Employee, and the denominator of which is the number of months in the Performance Cycle (36 months).

      b. If a Participant's employment with the Company terminates due to Retirement, the Participant may, in the sole discretion of the Committee, be paid a prorated Award for each Performance Cycle then in progress (determined and paid as if his employment had terminated due to death or Disability); provided that no prorated Award will be paid to a Participant who has not attained age 65 at the time of such termination if, prior to the time that such an Award would otherwise have been payable, he engages in any business activity, whether as an employee, independent contractor or otherwise (other than as a less than one percent (1%) stockholder), that competes with the business of the Company.

      c. If a Participant's employment with the Company is terminated by the Company, whether or not for Cause, his right to the payment of any Award(s) and all other rights under this Plan will be forfeited, and no amount will be paid or payable hereunder to or in respect of such Participant; provided, however, that if such termination is other than for Cause, the Participant may, in the

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            sole discretion of the Committee, be paid a prorated Award for each Performance Cycle then in progress (determined and paid as if his employment had terminated due to death or Disability).

      d. A transfer of the Employee from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another, and a leave of absence, duly authorized in writing by the Company, shall not be deemed a termination of service. The Award payable to a Participant will be determined without regard to any such transfer or leave or to any promotion or demotion, occurring after the start of the Performance Cycle, except where any such demotion results in the Participant no longer being eligible, in which case a prorated Award will be payable, determined as if the Participant's employment had terminated due to death or Disability on the date of such demotion.

Section 7. Change in Control. Upon a Change in Control of the Company, the Participant will, within ten (10) days thereafter, be paid a prorated Target Award in cash for each Performance Cycle then in progress. Such prorated Award will be determined by multiplying the Participant's Target Award for such Performance Cycle by a fraction, the numerator of which is the number of full months in such Performance Cycle through the date of the Change in Control, and the denominator of which is the number of months in the Performance Cycle (36 months).

Section 8. Miscellaneous.

      a. No Award shall be assignable or transferable except by will or by the laws of descent and distribution.

      b. The Committee may amend this LTIP at any time, except that no amendment may be made after the date on which an Employee is selected as a Participant for a Performance Cycle which would adversely affect the rights of such Participant with respect to such Performance Cycle.

      c. The Committee may, at it's sole discretion, restate targets or make other changes as it deems appropriate in response to regulatory or other changes including GAAP and tax law changes.

      d. Grants of Performance Units made in accordance with this LTIP shall be evidenced by Award Agreements (which may be in letter form) setting forth the terms and conditions of the Award as provided in this LTIP and the Stock Plan.








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